Exhibit 10.1

Lifelogger Technologies Corp.

11380 Prosperity Farms Road, Suite 221E,

Palm Beach Gardens, Florida 33410

October 26, 2015

Andres Espineira, CEO

Pixorial, Inc.

18555 E Smoky Hill Rd #461749

Aurora, CO 80015-3105

Re: Binding Letter of Intent/Term Sheet for Proposed Asset Purchase

Dear Mr. Espineira:

Lifelogger Technologies Corp., a Nevada corporation (“Company”), is pleased to submit this binding term sheet (“Term Sheet”) concerning the Company’s purchase of the assets (the “Asset Purchase”) of Pixorial, Inc., a Colorado corporation (“Pixorial”). This Term Sheet reflects the mutual intention of the Company and Pixorial to effectuate the Asset Purchase on the general terms and conditions set forth below (the “Acquisition”). In addition, the Company proposes to engage Andres Espineira as a consultant to the Company and enter into a license agreement related to Pixorial’s software. In this Term Sheet, Company and Pixorial each may also be referred to as a “Party” and, together, as the “Parties.”

Upon execution of this Term Sheet, the Parties will begin due diligence with the intention of negotiating a definitive written agreement to effectuate the Asset Purchase (the “Asset Purchase Agreement”) and related agreements, including, potentially, bills of sale, assignment agreements, escrow agreement, indemnity agreements, and consulting agreements, etc. to be negotiated among the Parties to this Term Sheet (together with the Asset Purchase Agreement, the “Definitive Agreement(s)”). The Asset Purchase Agreement will contain terms and conditions of this letter of intent, and contain the usual agreements, covenants, conditions, representations, warranties, indemnifications and other provisions commonly found in such agreements.

Based on the information currently known to the Parties, the Parties mutually agree that the following terms reflect their mutual intent:

Item	Description

Basic Transaction:

The Company will acquire certain assets of Pixorial as listed on Exhibit “A” (the “Pixorial Assets”), free and clear of any liens, claims or encumbrances. In exchange for Pixorial Assets, the Company will issue to Pixorial, or its designee(s), 3,200,000 shares of Company’s unregistered common stock (the “Company Shares”). The Company Shares will be issued free and clear of any liens, claims or other encumbrances, subject to normal restrictions under the Securities Act of 1933, as amended (the “Securities Act”).

The Company Shares shall be subject to a 3-year lock-up from the closing date and a leak-out agreement which permits the sale of 1/3 of the Company Shares on each anniversary of the Closing (the “Leak-Out”). Notwithstanding anything herein to the contrary, the Company Shares may not be sold or transferred unless (a) free of the terms of the Leak-Out and (b) registered under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Furthermore, the Company will engage Andres Espineira as a consultant to the Company on terms and conditions set forth below.

Consulting Agreement:	Upon execution of an Asset Purchase Agreement but with an effective date of November 1, 2015, the Company will execute and deliver a consulting agreement (“Consulting Agreement”) with Andres Espineira pursuant to which Mr. Espineira shall perform specific services to the Company as set forth in such Consulting Agreement over a 40 month period after the effective date of the agreement. As compensation for his services pursuant to the Consulting Agreement, Mr. Espineira shall receive certain consideration from the Company as follows:

a.	Cash compensation of $8,000 per month (subject to adjustment upon board approval);

b.	Stock options to purchase a total of 6,000,000 shares of the Company’s common stock, which stock options shall (i) be exercisable at market value as determined by the closing price of the Company’s stock as quoted on the OTC Markets on the day prior to the effective date of the Consulting Agreement, and (ii) the 1/3 of the options shall vest on each anniversary of the Closing so long as Mr. Espineira continues to provide services to the Company, and

c.	Such other compensation as determined by the Company’s Board of Directors.

Such Consulting Agreement will provide customary representations, warranties, conditions, covenants, non-competition, non-solicitation and confidentiality provisions mutually satisfactory to the Parties.

License Agreement

Upon execution of an Asset Purchase Agreement but with an effective date of November 1, 2015, the Company will execute and deliver a license agreement (“License Agreement”) with Pixorial pursuant to which Pixorial will grant the Company a fully paid up license to use the Pixorial Assets. The License Agreement shall terminate upon Closing. Such License Agreement will provide customary representations, warranties, conditions, covenants and confidentiality provisions mutually satisfactory to the Parties.

Definitive Agreement(s)

The Parties hereby agree to use reasonable diligence to commence good faith negotiations in order to execute and deliver definitive agreements relating to the Acquisition and all other transactions contemplated herein (together the “Definitive Agreements”) acceptable to parties hereto on or prior to November 10, 2015, with an anticipated Closing date on or before March 31, 2016, subject to satisfaction of all conditions precedent. All terms and conditions concerning the Acquisition and other transactions shall be stated in the Definitive Agreements, including without limitation, representations, warranties, covenants and indemnities that are usual and customary in transactions of this nature as such may be mutually agreed upon between the parties. The obligation of each party to execute, deliver and perform the Definitive Agreements is conditioned upon approval by the Board of Directors of each respective party and of the shareholders of Pixorial.

Closing:

The consummation of the Acquisition (the “Closing”) will take place at the offices of a location that is mutually acceptable to the Parties on the first business day after the day the last of the conditions set forth in the Definitive Agreements is satisfied or waived, or at such other place and date as is agreed between the Parties (the “Closing Date”). The Parties shall use good faith efforts to cause the Closing Date to occur on or before March 31, 2016.

Due Diligence:	During the Term (hereinafter defined), subject to applicable law, for purposes of conducting due diligence, Pixorial shall allow Company’s legal counsel, auditors, accountants and other authorized representatives: (a) reasonable opportunity and access during normal business hours to inspect and investigate the condition of the Pixorial Assets; (b) access to Pixorial’s books and records and its financial and accounting records for all periods as may be required to prepare the Audited Financial Statements (as defined below) and (c) reasonable opportunity to confirm (i) marketable title to the Pixorial Assets, (ii) the Pixorial Assets are free and clear of any liens, claims or encumbrances, and (iii) compliance with any licenses, permits, consents and authorizations necessary for the lawful use of the Pixorial Assets. Pixorial will furnish the Company with copies of documents and with such other information as reasonably requested.

Pixorial Obligations:

Until the closing of the Acquisition or expiration or termination of this Term Sheet, whichever shall first occur, there shall not be: (a) any material adverse change or condition of any character in the Pixorial Assets; (b) any sale, lease, license, encumbrance or other transfer or disposition of the Pixorial Assets by Pixorial; (c) any entry into or commitment to enter into any material contract by Pixorial relating to the Pixorial Assets or any change or amendment to any such material contract, or any entry into any or commitment to enter into any contract with an affiliate of Pixorial relating to the Pixorial Assets; and (d) any damage, destruction or loss to the Pixorial Assets.

Conditions to Closing:	The Closing of the Asset Purchase will be subject to the satisfaction of various customary conditions, including, but not limited to, the preparation of the Definitive Agreements, the receipt of all required board and stockholder approvals of Pixorial and the Company, the receipt of all consents and releases of liens, if applicable, from third parties including Siena Pier Ventures 2007 Fund, LLP and Siena Pier Ventures, LLC and any other creditors of Pixorial, the absence of material adverse changes or condition of the Pixorial Assets, the completion of all necessary securities, anti-trust and other governmental filings, the absence of any litigation or regulatory proceedings which would prohibit or interfere with the consummation of the Asset Purchase and the delivery of audited financial statements of Pixorial for the periods and in a form as required under applicable rules and regulations promulgated the Securities and Exchange Commission for transactions of this type (the “Audited Financial Statements”).

Additional Terms

The following paragraphs (collectively, the “Additional Terms”) are applicable to this Term Sheet.

1. Term. The obligations of the parties to each other under this Term Sheet shall terminate (the “Term”) upon the first to occur of (i) November 10, 2015; or (ii) the execution and delivery of definitive Asset Purchase Agreement(s), provided that the provisions and obligations related to Exclusivity and Confidentiality below shall survive the termination of this Term Sheet.

2. Exclusivity. Upon execution of this Term Sheet and during the Term, Pixorial will, and will cause its affiliates and its affiliates’ officers, directors, employees, agents and other representatives to immediately cease any and all discussions and negotiations concerning the contemplation, consideration or making of any Alternate Proposal, and to refrain from (a) soliciting, initiating or knowingly encouraging the submission of proposals or offers relating to, (b) participating in any discussions or negotiations with any person relating to, (c) furnishing to any person any information with respect to, or (d) taking any other action to facilitate or cooperate in any way with the making of any proposal that constitutes, or may reasonably be expected to lead to a direct or indirect acquisition, recapitalization, purchase of any capital stock or other equity interest in, or any of the businesses of, Pixorial, or a merger, consolidation or other business combination involving Pixorial, or similar transactions involving all or any substantial portion of Pixorial’s business, securities or assets (an “Alternate Proposal”).

3. Confidential Information. The Parties agree to treat all information concerning one another furnished by them (collectively, the “Proprietary Information”) in accordance with the provisions of this Confidential Information paragraph of this Term Sheet and to take, or abstain from taking, the other actions set forth herein. The Parties agree that the Proprietary Information will be used solely for the purpose of allowing the Parties to evaluate the feasibility and desirability of, and negotiate and plan for any integration activities necessitated by, the Asset Purchase (the “Permitted Use”). The Parties agree to (i) use the Proprietary Information solely in accordance with the Permitted Use, and (ii) hold the Proprietary Information in strict confidence and to take reasonable precautions to protect such Proprietary Information; provided, however that the Parties may disclose Proprietary Information (A) to those officers, directors, employees, financial advisors, accountants, legal counsel, lending institutions or other potential debt and equity finance sources (collectively, “Party Representatives”) on a need to know basis in accordance with the Permitted Use and subject to the restrictions contained herein, (B) to the extent that the Parties consent in writing, and (C) to the extent necessary to comply with any federal securities law, except to the extent such requirement for disclosure under the federal securities laws results from any attempt by Company to acquire Pixorial or any of its Affiliates or in connection with any judicial or administrative proceeding. If the Asset Purchase is not consummated, the Parties shall return to their opposites hereunder this Term Sheet or destroy (at the Parties’ respective option), and certify to such destruction, all Proprietary Information of their opposite hereunder and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof, including, to the extent practicable, expunging all such Proprietary Information from any computer, word processor or other device containing such information. If either of the Parties or Parties’ Representatives are requested in any proceeding to disclose any of the Proprietary Information, such Party shall (a) give prompt notice to the opposite Party hereunder of the disclosure requirements, and to the extent legally permissible, the scope of the information that such Party intends to disclose, (b) provide such Party a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued, (c) cooperate fully with the efforts of the applicable Party under (b) above, as requested by said Party, and (d) minimize the extent of any such disclosure. The Parties understand and acknowledge that neither, nor any of either’s Representatives, makes or has made any representation or warranty, express or implied, as to the accuracy or completeness, of the Proprietary Information.

4. Effect of Term Sheet. Except with respect to the Additional Terms, which shall be legally binding on the Parties upon their execution and delivery hereof, this Term Sheet is an expression of intent only. The statements of intent or understanding contained herein shall be deemed to constitute an offer, acceptance and legally binding agreement, and such statements create certain rights and obligations for each of the Parties to this Term Sheet. Each Party understands and agrees that they will work together in good faith to enter into Definitive Agreements.

5. Miscellaneous Provisions.

(a) Amendments; Waivers. This Term Sheet may not be modified, amended or supplemented except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Term Sheet shall be binding unless set forth in a writing signed by the Party affecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Term Sheet or of the same circumstance or event upon any recurrence thereof.

(b) Payment of Expenses. Except as otherwise set forth in this Term Sheet, each Party shall bear its own legal, accounting and other fees and expenses incurred in connection with the Asset Purchase and preparation of Pixorial’s financial statements in accordance with Generally Accepted Accounting Principles, whether or not the Definitive Agreements are executed or the Closing of the Asset Purchase contemplated by this Term Sheet occurs. The Company shall pay on behalf of Pixorial, the reasonable costs and fees for auditing the Audited Financial Statements.

(c) Notices. Any notice, consent or waiver required or permitted to be given under this Term Sheet shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the persons identified herein at their respective addresses set forth in this Term Sheet.

(d) Governing Law. This Term Sheet shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida without regard to the conflicts of law provisions thereof to the extent that such principles would direct a matter to another jurisdiction.

(e) Enforcement. Each Party agrees that it shall bring any legal action or proceeding to enforce or interpret the terms and conditions of this Term Sheet or to collect any monies under it, exclusively in the courts of the State of Florida and the federal courts located in the State of Florida (the “Chosen Courts”). Each Party (i) irrevocably consents to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives to the fullest extent possible, any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto, and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Paragraph 5(c). Each Party agrees that a final judgment in any action brought in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f) Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR RELATING OR INCIDENTAL HERETO.

(g) Severability. Each provision of this Term Sheet is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality, validity or enforceability of the remainder of the Term Sheet.

(h) Headings. Section and other headings contained in this Term Sheet are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Term Sheet or any provision hereof.

(i) Entire Asset Purchase Agreement. This Term Sheet contains the entire understanding among the Parties and supersedes any prior written or oral agreements between them respecting the subject matter of this Term Sheet. There are no representations, agreements, arrangements, or understandings, oral or written, between the Parties relating to the subject matter of this Term Sheet that are not fully set forth herein, and unless and until such time as the Definitive Agreements are executed and delivered pursuant to their terms, this Term Sheet constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof.

(j) Counterparts. This Term Sheet may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the Parties to the same extent as original signatures.

If the foregoing evidences your understanding of our mutual intent, please so indicate by signing and returning a copy of this Term Sheet.

Sincerely,

Lifelogger Technologies Corp.,

By:	/s/ Stewart Garner
Stewart Garner, CEO

Agreed and accepted:

Pixorial, Inc.

By:	/s/ Andres Espineira
Andres Espineira, Individually and
As Chief Executive Officer
and Chairman of the Board

Date: October 26, 2015

EXHIBIT A

LIST OF ASSETS

PIXORIAL, INC.

In consideration for the following Pixorial assets:

1.	Domain Name: www.pixorial.com and all code and content embedded in or contained on this website.

2.	Supplier List and list of users and customers (approximately 620,000 users)

3.	Trademarks:

a.	Pixorial ® (Registration: #3592368 Principal)

b.	What’s Your Story ® (Registration: #4233467 Principal)

c.	Enjoy Your Show ® (Registration: #3588314 Principal)

d.	Your Video Memories on Demand ® (Registration: #4075516 Supplemental)

4.	All the source code, software, trade secrets, processes, ideas, know-how, improvements, discoveries, developments, designs, techniques and contract rights related to the Pixorial app including but not limited to contract rights related to the Pixorial app for inclusion on the Apple store and the Google Play store.

5.	All information relating to research & development, new products, marketing, business plans, market intelligence related to the Pixorial app and its.

6.	All works of authorship by Pixorial.

7.	All documents relating to the operation of Pixorial (legal, human resources, business development, presentations, funding efforts, etc.)

8.	All proprietary rights granted by employees and contractors to Pixorial by the execution of any and all Proprietary Information and Inventions Agreements.

9.	All customer and supplier agreements.